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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


The Members
CapStar Winston Company, L.L.C.:


We consent to incorporation by reference in the registration statements of Winston Hotels, Inc. on Form S-3 (File Nos. 333-86457, 333-93516, 333-32713 and
333-60651) and Form S-8 (File Nos. 333-19197, 333-60619 and 333-60079) of our
report dated February 22, 2002 with respect to the balance sheets of CapStar Winston Company, L.L.C. as of December 31, 2001 and 2000 and the related statements of operations, members' capital and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on From 10-K of Winston Hotels, Inc.



KPMG LLP

Raleigh, North Carolina
March 7, 2002